Exhibit 99.1

GEORGIA-CAROLINA BANCSHARES EXCEEDS
$500 MILLION IN TOTAL ASSETS AND
INCREASES 2011 FIRST QUARTER NET INCOME

April 27, 2011
Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB), parent company of First Bank of Georgia, reported today that quarterly net income increased 66.0% to $1,391,000 ($0.39 per diluted common share) for the three months ended March 31, 2011, compared to $838,000 ($0.24 per diluted common share) for the three months ended March 31, 2010. This represents a 12.20% return on average equity (annualized). Book value totaled $13.05 per common share at March 31, 2011.

Remer Y. Brinson III, President & CEO of the Company, stated “We are pleased to report a substantial increase in our net income for the first quarter of 2011 when compared to the first quarter of 2010. This increase in net income can be attributed primarily to a reduction in our provision for loan losses and a reduction in non-interest expense. However, asset quality continues to be a primary focus in this weakened economy and we continue to maintain a healthy allowance for loan losses of 2.29% of loans at March 31, 2011. The ratio of the allowance for loan losses to loans was 1.54% one year ago.”

“Total assets grew 3.1% to $510.7 million since the 2010 year-end. Bank loans grew 2.1% to $323.6 million, while mortgage loans held for sale declined 66.7% to $15.5 million during the first quarter. Total deposits grew $14.0 million or 3.4% since the 2010 year end,” Brinson continued.

“During the past decade, the Company has continued to grow in assets and deposits as we have served the citizens in our market. During the past three years, throughout this troubled economic period, we have continued to remain profitable and gain customers and market share. We have also remained “well-capitalized” by regulatory standards and continue to strengthen our capital ratios,” Brinson stated.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2011	2010
ASSETS

Cash and due from banks	$46,957	$31,696
Securities available-for-sale	100,984	76,904
Loans, net of allowance for loan losses of $7,398 and $7,866, respectively	316,169	308,943
Loans, held for sale	15,528	46,570
Bank premises and fixed assets	9,147	9,271
Accrued interest receivable	1,848	1,697
Foreclosed real estate, net of allowance	2,931	2,751
Deferred tax asset, net	2,494	2,475
Federal Home Loan Bank stock	2,527	2,527
Bank-owned life insurance	9,295	9,210
Other assets	2,869	3,267

Total assets	$510,749	$495,311

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$45,974	$41,602
Interest-bearing:
NOW accounts	40,620	38,668
Savings	58,112	53,880
Money market accounts	42,751	36,013
Time deposits of $100,000, and over	169,726	171,843
Other time deposits	71,549	72,743

Total deposits	428,732	414,749

Repurchase agreements	3,068	3,467
Long-term debt	25,000	25,000
Other borrowings	3,625	3,625
Other liabilities, borrowings, and retail deposit agreements	4,032	3,494

Total liabilities	464,457	450,335

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,546,125 and 3,536,715 shares issued and outstanding	4	4
Additional paid-in-capital	15,927	15,847
Retained Earnings	30,280	28,889
Accumulated other comprehensive income	81	236

Total shareholders’ equity	46,292	44,976

Total liabilities and shareholders’ equity	$510,749	$495,311

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Interest income
Interest and fees on loans	$5,069	$5,552
Interest on taxable securities	520	394
Interest on nontaxable securities	103	97
Interest on Federal funds sold and other interest	25	7

Total interest income	5,717	6,050

Interest expense
Interest on time deposits of $100,000 or more	673	936
Interest on other deposits	725	722
Interest on funds purchased and other borrowings	276	223

Total interest expense	1,674	1,881

Net interest income	4,043	4,169

Provision for loan losses	99	1,086

Net interest income after provision for loan losses	3,944	3,083

Noninterest income
Service charges on deposits	385	343
Gain on sale of mortgage loans	2,091	2,419
Other income/loss	384	268

Total noninterest income	2,860	3,030

Noninterest expense
Salaries and employee benefits	2,969	3,052
Occupancy expenses	394	420
Other expenses	1,383	1,613

Total noninterest expense	4,746	5,085

Income (loss) before income taxes	2,058	1,028

Income tax expense (credit)	667	190

Net income	$1,391	$838

Net income per share of common stock
Basic	$0.39	$0.24

Diluted	$0.39	$0.24

Dividends per share of common stock	$—	$—